GENERAL SIGNAL CORPORATION

	1997 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

1.	Purpose

	The purpose of this Plan is to align further the interests of non-employee directors with other shareholders of General Signal Corporation (the
"Corporation").

2.	Administration

	The Plan shall be administered by the Committee on Directors (the "Committee") of the Board of Directors.
 The Committee shall act by a majority vote or by a written statement signed by all of the members.
Subject to the express provisions of this Plan, the Committee shall grant stock options to non-employee directors, and determine the number of shares to be subject to each grant and the terms and conditions thereof.

3.	Stock Subject to Plan

	The shares to be issued under this Plan shall be made available, at the discretion of the Board of Directors or the Committee, either from the authorized but unissued shares of Common Stock of the Corporation or from shares of Common Stock reacquired by the Corporation, including shares purchased in the open market.

	Subject to adjustment as provided in the last paragraph of this Section 3:

(a)	the aggregate number of shares of Common Stock
reserved and available for issuance under this Plan, subject to Section 3(b) below, shall be 125,000 shares; and

(b) 	the shares available for granting awards in
any year shall be increased by any shares represented by options that expire unexercised for any reason.

	In the event that the number of outstanding shares of Common Stock of the Corporation shall be changed by reason of split-ups, combinations of shares, recapitalization, stock dividends or equity distributions, the Board of Directors shall appropriately adjust the number of shares for which awards may thereafter be granted under this Plan either in the aggregate or to any single participant, the number of shares then subject to awards granted previously under this Plan, and the price per share payable upon exercise of such awards. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in shares of Common
Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.


4.	Eligibility and Participation

	Awards under this Plan may be granted only to a director of the Corporation who is not also an officer or other employee of the Corporation or of one of its subsidiaries, and who has been elected, re-elected or is continuing as a member of the Board following the applicable Annual Meeting of Shareholders of the Corporation ("Eligible Director").

5.	Stock Options

	Grant

	Each year, as of the date of the Annual Meeting of Shareholders of the Corporation, each Eligible Director shall be eligible to receive a non-qualified stock option to purchase shares of Common Stock of the Corporation. Subject to shareholder approval, each Eligible Director shall receive an option to purchase
2,000 shares on the date of the 1997 Annual Meeting of Shareholders. On each successive Annual Meeting of
Shareholders, each Eligible Director may be granted an additional option to purchase shares in an amount as determined by the Committee.

	Option Prices

	The purchase price of the Common Stock under each option shall be equal to 100% of the fair market value of the stock on the date the option is granted. The purchase price is to be paid in full upon the exercise of the option, and payment shall be made in cash, or by check, bank draft or money order payable to the order of the Corporation, or by delivering shares of Common
Stock of the Corporation of equivalent fair market value on the day before the option is exercised. Fair market value shall be the closing price on the New York
Stock Exchange or, in the event that no sale shall have taken place, the mean between the closing bid and asked prices.

	Form of Option

	Options granted pursuant to this Plan to Eligible
Directors shall be evidenced by Stock Option Agreements in such form as the Committee shall from time to time adopt.

	Option Period

	The options granted hereunder shall expire on a date which is ten years after the date of grant of the options.

	Vesting

	Each option granted to an Eligible Director shall vest and be exercisable on the date of the grant.

	Termination of Options

	If an Eligible Director ceases to serve on the Board of Directors for any reason other than death, disability or retirement, any outstanding options not yet exercised at the time the Eligible Director so ceases to serve may be exercised within one week following the date the Eligible Director so ceases to serve, but in no event later than the expiration date of the option.

	In the event of the death or disability of an Eligible Director while a member of the Board of Directors, any outstanding options may be exercised (in the case of death by the optionee's personal representative, heir or legatee) during the period ending one year after the date of such death or disability, but in no event later than the expiration date of the option. In the event of retirement, any outstanding options may be exercised during the period ending 5 years after the date of such retirement, but in no event later than the expiration date of the option. In the event of a retired Director's death during the fifth year after retirement, his or her heirs or estate may exercise any outstanding options during the period ending one year after such death, but in no event later than the expiration date of the option.

	Non-Transferability of Option

	No option granted under this Plan to an Eligible
Director shall be transferable otherwise than by will or the laws of descent and distribution, and an option may be exercised during the lifetime of the Eligible
Director thereof, only by him or her; provided, however, that the Committee may permit limited transferability in conformance with rules promulgated by the Securities and Exchange Commission [,and provided further, however, that following retirement of an Eligible Director, the options held by such Eligible
Director may be transferred by gift.]

6.	Governing Law

	The validity, construction and effect of this Plan, any rules and regulations relating to this Plan, and any awards under this Plan, shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.


7.	Effective Period of Plan

	This Plan shall become effective upon the date of its approval by the shareholders of the Corporation.
Unless earlier terminated by the Board of Directors, this Plan shall terminate on April 17, 2002; provided, however, that any such termination shall not affect awards granted prior thereto.

8.	Amendment of Plan

	The Board of Directors of the Corporation may from time to time make such amendments of this Plan as it shall deem advisable; provided, however, that the Board of Directors may not, without further approval of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon, (i) increase the maximum number of shares as to which awards may be granted under this Plan (except as otherwise provided in Section 3), (ii) permit the granting of options at less than 100% of fair market value at time of grant,
(iii) change the class of persons eligible to receive awards under this Plan, or (iv) make any other amendment for which shareholder approval is required.
No amendment of this Plan may, without the consent of the holder of an existing award, adversely affect such holder's rights thereunder.